Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-159470) pertaining to the L.B. Foster Company Savings Plan for Bargaining Unit Employees of our report dated June 20, 2014, with respect to the L.B. Foster Company Savings Plan for Bargaining Unit Employees statement of net assets available for benefits as of December 31, 2013, included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 26, 2015